Issuer Free Writing Prospectus, dated March 28, 2014

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to the Preliminary Prospectus dated March 13, 2014

Registration No. 333-194523

EXHIBIT INDEX

Exhibit Number	Description of Document

1	Material Fact: Result of the General Shareholders’ Meeting and ANATEL Approval, dated March 27, 2014 (English translation).

2	Material Fact: Suspension of the Public Offering, dated March 27, 2014 (English translation).